Exhibit 10.3
FORM OF EXECUTIVE
LONG-TERM INCENTIVE
PERFORMANCE UNIT AGREEMENT
(TSR Based)
     AGREEMENT made as of the ____ day of ____________, 20__ between GLOBAL INDUSTRIES, LTD., a Louisiana corporation (the “Company”), and ____________________ (“Participant”).
     To carry out the purposes of the GLOBAL INDUSTRIES, LTD. 2005 STOCK INCENTIVE PLAN (the “Plan”) and in consideration of services performed by Participant and the mutual agreements and other matters set forth herein and in the Plan, the Company and the Participant hereby agree as follows:
     1. Grant of Performance Units. The Company, pursuant to the Plan, has granted on ____________, 20__ (the “Date of Grant”), to Participant a target of ________ performance units (each a “Performance Unit”). Each Performance Unit represents the right to receive an unrestricted share (which need not be a whole number) of common stock, $0.01 par value per share, of the Company (“Stock”) for each Performance Unit to the extent “earned” that shall be determined by the Company’s Relative Total Shareholder Return (“TSR”) during the Performance Period from January 1, 20__ through December 31, 20__ (the “Performance Period”). The TSR Earned Percentage shall be determined in accordance with the schedule set forth on the attached Exhibit A. The Performance Units granted to Participant under this Agreement shall be subject to all the terms, conditions and restrictions set forth in the Plan and this Agreement, including future amendments to either, if any, pursuant to the terms thereof. In the event of a change in the capitalization of the Company due to a stock split, stock dividend, recapitalization, merger, consolidation, combination, or similar event, the terms of this Agreement, including the number of Performance Units, may be adjusted by the Committee to appropriately reflect such change.
     2. Earned Shares.
     (a) As soon as administratively practicable after the last day of the Performance Period, the Committee shall determine for the Performance Period the TSR for the Company and the Earned Percentage. The Committee’s determinations pursuant to the preceding sentence shall be certified by the Committee in writing and delivered to the Secretary of the Company. For purposes of the preceding sentence, written authorization of the Committee Chairman or approved minutes of the Committee meeting in which the certification is made shall be treated as a written certification. Shares of Stock shall be deemed earned under this Paragraph 2(a) (to the extent the applicable performance goals are satisfied) on the date the Committee takes the action set forth in the first sentence of this Paragraph 2(a) (the “Certification Date”). At the time of such certification and based on the TSR for the Performance Period, the number of shares of Stock that shall be earned shall be equal to the number of Performance Units granted hereunder multiplied by the Earned Percentage (expressed as a percentage rounded to two decimal places).

     (b) Notwithstanding any provision of Paragraph 2(a) to the contrary, no shares of Stock shall be earned if Participant’s employment is terminated for any reason by the Company or by Participant for any reason other than death, Disability or Retirement, in either case before the Certification Date.
     (c) In the event of a Change in Control during the Performance Period if such Change of Control occurs either (i) while Participant is in the employ of the Company or (ii) on or after the date upon which Participant’s employment with the Company terminated by reason of Retirement, death or Disability or by the Company other than a Termination for Cause, one share of Stock shall be earned for each Performance Unit as of the effective date of such Change in Control and the provisions of Section 2(a) shall cease to apply.
     (d) In the event of termination of Participant’s employment by reason of Retirement, death or Disability and subject to the provisions of Paragraph 2(c), the number of shares of Stock that shall be earned on the Certification Date shall equal the total number of shares of Stock that would be earned as provided in Paragraph 2(a) if Participant was still employed on the Certification Date multiplied by the portion (expressed as a percentage rounded to two decimal places) of the Performance Period during which Participant was an employee of the Company.
     3. Stock Issuance.
     (a) The Company shall cause to be issued certificates representing any shares of Stock earned hereunder in the name of Participant (or the estate or beneficiary of Participant in the event of Participant’s prior death) as promptly as practicable after the Certification Date, but in no event later than March 15th of the calendar year after the calendar year in which the Performance Period ends; provided however, that, if the shares of Stock are earned pursuant to Paragraph 2(c), then the certificates shall be issued on the effective date of the Change in Control. No fraction of a share of Stock shall be issued by the Company under this Agreement; rather, the total number of shares of Stock that would otherwise be issued hereunder shall be rounded up to the next whole share of Stock. Unless and until a certificate or certificates representing such shares of Stock shall have been issued by the Company to Participant, Participant (or the estate or beneficiary of Participant in the event of Participant’s prior death) shall not be or have any of the rights or privileges of a shareholder of the Company with respect to shares of Stock that may be, or have been, earned under this Agreement.
     (b) The Company has registered or intends to register for issuance under the Securities Act of 1933, as amended (the “Act”), the shares of Stock that may be earned under this Agreement, and intends to keep such registration effective until the Committee shall make its determination under Paragraph 2(a). In the absence of such effective registration or an available exemption from registration under the Act, issuance of shares of Stock earned under this Agreement will be delayed until registration of such shares is effective or an exemption from registration under the Act is available. The Company intends to use its reasonable best efforts to insure that no delay will occur. If an exemption from registration under the Act is available and necessary upon issuance of shares of Stock earned hereunder, Participant (or the estate or beneficiary of Participant in the event of Participant’s prior death), if requested by the Company to do so, will execute and deliver to the Company in writing an agreement containing such provisions as the Company may require to assure compliance with applicable securities laws.
     (c) Participant agrees that the shares of Stock acquired hereunder will not be sold or otherwise disposed of in any manner that would constitute a violation of any applicable securities laws. Participant also agrees that (i) the certificates representing the shares of Stock earned under this Agreement may bear such legend or legends as the Administrator of the Plan deems appropriate in order to assure compliance with applicable securities laws, (ii) the Company may refuse to register the transfer of the share of Stock earned under this Agreement on the transfer records of the Company if such proposed transfer would, in the opinion of counsel satisfactory to the Company, constitute a violation of any applicable securities law and (iii) the Company may give related instructions to its transfer agent, if any, to stop registration of the transfer of the shares of Stock earned under this Agreement.
     4. Withholding of Tax. To the extent the earning or issuance of Performance Units or shares of Stock results in the receipt of compensation income or wages by Participant for federal, state or local tax purposes, Participant shall deliver to the Company at the time of such receipt such amount of money (or, with the consent of the Administrator, shares of Stock) as the Company may require to meet all obligations under applicable tax laws or regulations, and if Participant fails to do so, the Company is authorized to withhold from any cash or stock compensation then or thereafter payable to Participant, including from the shares of Stock otherwise issuable under this Agreement, any tax required to be withheld by reason thereof.
     5. Employment Relationship. Nothing contained in this Agreement or the Plan shall interfere with or limit in any way the right of the Company to terminate the employment of Participant, nor confer upon Participant any right to continued employment. For purposes of this Agreement, Participant shall be considered to be an employee of the Company so long as Participant remains an employee of either the Company, or a parent or subsidiary of the Company. Without limiting the scope of the preceding sentence, it is expressly provided that Participant’s employment with the Company shall be considered to have been terminated at the time the entity or other organization that employs Participant ceases to be a parent or subsidiary of the Company event shall not constitute a Termination for Cause. Subject to the preceding sentence, any question as to whether and when there has been a termination of such employment, and whether such event is a Termination for Cause, shall be determined by the Committee, and its determination shall be final.
     6. Entire Agreement; Amendment. Except to the extent expressly provided otherwise in any employment, severance or change of control agreement with Participant, this Agreement replaces and merges all previous agreements and discussions relating to this award of Performance Units between Participant and the Company and together with the Plan constitutes the entire agreement between Participant and the Company with respect to the subject matter of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer, or representative of the Company. Except as provided below, any modification of this Agreement shall be effective only if it is in writing and signed by both Participant and an authorized officer of the Company. Notwithstanding anything in the Plan or this Agreement to the contrary, if the Committee determines that the provisions of Section 409A of the Code apply to this Agreement and that the terms of this Agreement do not, in whole or in part, satisfy the requirements of such section, then the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.
     7. Notices. Any notices or other communications provided for in this Agreement shall be sufficient if in writing. In the case of Participant, such notices or communications shall be deemed effectively delivered if hand delivered to Participant at Participant’s principal place of employment or if sent by registered or certified mail, return receipt requested, postage paid, to Participant at the last address Participant has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by registered or certified mail to the Company at its principal executive offices.
     8. Interpretation. In the event of any conflict between the terms of this Agreement and the Plan, the Plan shall control.
     9. Acknowledgments. Participant is not relying upon any written or oral statement or representation of the Company, its affiliates, or any of its or their respective employees, officers, directors, attorneys or agents (collectively, the “Company Parties”) regarding the tax consequences associated with Participant’s execution of this Agreement, and in deciding to enter into this Agreement, Participant is relying on his own judgment and the judgment of the professionals of his choice with whom he has consulted. Participant hereby releases, acquits and forever discharges the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax consequences associated with Participant’s execution of this Agreement and his receipt of Performance Units or shares of Stock hereunder.
     10. Certain Definitions. Wherever used in this Agreement, the following words and phrases when capitalized will have the meanings ascribed below, unless the context clearly indicates to the contrary, and all capitalized terms used in this Agreement, which are not defined in this Agreement, will have the meanings set forth in the Plan.
     “Disability” means that, as a result of incapacity due to physical or mental illness, a Participant has been absent from work for an extended period and has been determined to be permanently and totally disabled by the Social Security Administration or under the terms of the Company’s long-term disability plan.
     “Relative Total Shareholder Return” (“TSR”) means the total shareholder return (stock price increases and decreases plus all dividends reinvested) for the common shares of the Company as calculated from the first day of the Performance Period through and including the last day of the Performance Period with the TSR of the Company compared to the TSR of each member of the Peer Group during the Performance Period calculated using the same methodology.

     “Peer Group” shall mean the thirteen (13) companies listed in the Company’s 2011 proxy statement, excluding Pride International, who provide offshore services in the oil and gas industry with whom the Company compares itself for compensation purposes as listed on the attached Exhibit A.
     In the event any member of the Peer Group ceases to be an independent, publicly-traded corporation prior to the end of the Performance Period, that company shall be excluded from the calculation of TSR for purposes of determining relative performance under this Agreement. The Committee shall have the discretion to name a replacement member of the Peer Group whose TSR during the Performance Period shall be calculated using the same methodology as other companies in the Peer Group.
     “GAAP” means United States generally accepted accounting principles, consistently applied.
     “Performance Period” means the ____-year period commencing on January 1, 20__ and concluding on December 31, 20_.
     “Retirement” means the termination of Participant’s employment with the consent of the Company after at least ten years of service, not including service time with any company or entity acquired by the Company prior to such acquisition.
     “Termination for Cause” means termination as a result of Participant’s gross negligence or willful misconduct in the performance of his employment or Participant’s final conviction of a misdemeanor involving moral turpitude or any felony.
     11. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under Participant.
     12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas.
     13. Section 409(A). To the extent that Code Section 409A applies to any Performance Units granted under this Agreement, this Agreement shall be construed and interpreted to comply with Code Section 409A, notwithstanding anything herein to the contrary, the required definitions under 409A shall be used, and with respect to any shares of Stock to be issued on account of a termination of employment of a Participant who is a “Specified Employee” within the meaning of Code Section 409A at the time of such termination of employment, such shares shall not be issued until the first business day which is six (6) months after the Participant’s termination of employment. For the purposes of Code Section 409A to the extent it applies to the Performance Units under this Agreement, a termination of employment under this Agreement shall mean a “separation of service” within the meaning of Code Section 409A, Disability shall comply with the requirements of such term in Section 1.409A-3(i)(4) of the final regulations, and an event under this Agreement will not constitute a Change in Control during the Performance Period unless it is also a “change in the ownership or effective control of” the Company, or a “change in the ownership of a substantial portion of the assets” of the Company (in each case as determined under Section 409A(a)(2)(A)(v) of the Code and final Treasury Regulations or other IRS guidance issued under Code Section 409A from time to time).

     IN WITNESS WHEREOF, the Company has executed this Agreement by its duly authorized officer, and Participant has executed this Agreement, all as of the day and year first above written.

GLOBAL INDUSTRIES, LTD.

By:

Name:

Title:

PARTICIPANT

Name:

Exhibit A
PERFORMANCE UNIT AGREEMENT
(TSR BASED; MULTI-YEAR)
Performance Period
January 1, 20__ — December 31, 20__
Earned Percentage
Threshold TSR                     Target TSR                     Maximum TSR
___ Percentile                     ___ Percentile                     ___ Percentile
Peer Group Members1

• Cal Dive International	• Seacor Holdings Inc.
• Gulfmark Offshore	• Superior Energy Services Inc.
• Helix Energy Solutions Group, Inc.	• Tetra Technologies, Inc.
• Hercules Offshore, Inc.	• Tidewater Inc.
• McDermott International, Inc.	• Trico Marine Services, Inc.
• Oceaneering International, Inc.	• Willbros Group, Inc.
• Rowan Companies, Inc.
Calculation of Earned Percentage

	A			B
Number of Peers	13			12
Peers + Global	14			13
	Global	Percentile	Earned	Global	Percentile	Earned
	Rank	Rank	%	Rank	Rank	%
	1	100%	200%	1	100%	200%
	2	92%	200%	2	92%	200%
	3	85%	187%	3	83%	183%
	4	77%	167%	4	75%	163%
	5	69%	148%	5	67%	142%
	6	62%	129%	6	58%	121%
	7	54%	110%	7	50%	100%
	8	46%	90%	8	42%	79%
	9	38%	65%	9	33%	50%
	10	31%	42%	10	25%	25%
	11	23%	0%	11	17%	0%
	12	15%	0%	12	8%	0%
	13	8%	0%	13	0%	0%
	14	0%	0%

[1]	As of February 22, 2011, the peer group of companies used for compensation comparison purposes included thirteen companies (Pride International has been deleted due to its planned acquisition). Assuming the peer group remains at thirteen through the end of the Performance Period, Earned Percentage will be calculated using Column A, above. If the number of peer companies is reduced, Earned Percentage will be calculated based on the number of companies in the peer group at the end of the Performance Period. Column B is an example of the calculation with a peer group of twelve.